JOINT VENTURE AGREEMENT

made between

FIRST NICKEL INC.

and

PACIFIC NORTH WEST CAPITAL CORP.

in respect of the

<u>Southern Ontario Properties</u>

October 31, 2007
("**Operative Date**")

Fasken Martineau DuMoulin LLP
Barristers and Solicitors
Patent and Trade-mark Agents

Suite 4200 - 66 Wellington Street West
Toronto, Ontario, Canada M5K 1N6
www.fasken.com

FASKEN MARTINEAU

DM_TOR/266234-00002/2303157.3

TABLE OF CONTENTS

JOINT VENTURE AGREEMENT – SOUTHERN ONTARIO PROPERTIES

Details

Operative Date	October 31, 2007	
Interpretation	Definitions are set out at Article 2	
Parties	Name	**First Nickel Inc. ("FNI")**
	Jurisdiction of Organization	Ontario
	Address	206 - 120 Front Street E., Toronto, Ontario M5A 4L9
	Name	**Pacific North West Capital Corp. ("PFN")**
	Jurisdiction of Organization	Alberta (and registered as an extra-provincial company under the laws of British Columbia
	Address	2303 West 41st Avenue, Vancouver, British Columbia, V6M 2A3
Recitals	A	FNI holds an 100% undivided interest in certain mineral properties located in Southern Ontario (the "**FNI Properties**", as more particularly described in Schedule A);
	B	PFN holds an 100% undivided interest in certain mineral properties located in Southern Ontario (the "**PFN Properties**", as more particularly described in Schedule B); and
	C	The Participants hereto wish to establish a Joint Venture and to participate in the exploration and evaluation, and if feasible, the development and mining of mineral resources within the Properties pursuant to the terms of this Agreement.
Governing law	Ontario, Canada	

ARTICLE 1
FORMATION OF THE JOINT VENTURE

1.1 Formation and Purpose of Joint Venture

The terms and conditions set out in this Agreement will become effective as of the Operative Date. The parties hereto agree to associate and participate in a single purpose unincorporated joint venture (the "**Joint Venture**") for the purpose of carrying out all such acts which are necessary or appropriate, directly or indirectly, to:

(a) hold the Properties and the other assets of the Joint Venture;

(b) explore the Properties for Minerals and, if feasible, develop a mine thereon;

(c) so long as it is technically, economically and legally feasible, operate such mine and exploit the Minerals extracted from the Properties; and

(d) carry out any other activity in connection with or incidental to any of the foregoing.

1.2 Additional Joint Ventures

During the term of this Joint Venture, the Management Committee may designate certain Mineral Rights (the "**Designated Rights**") comprising the Properties as Mineral Rights that should be excluded from the Joint Venture and should be subject to a separate joint venture (a "**Separate Joint Venture**"). The Separate Joint Venture will have the same terms and conditions as this Agreement and will be formed for the same purpose as set out in Section 1.1 but in respect of the applicable Designated Rights. Upon such designation, such Designated Rights will be deemed to be subject to the Separate Joint Venture and will be deemed to be Excluded Property.

1.3 Business Opportunity

Except as expressly provided in this Agreement, each Participant will have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Joint Venture, without consulting any other Participant. The doctrines of "corporate opportunity" or "business opportunity" will not be applied to any other activity, venture or operation of any Participant and no Participant will have any obligation to another Participant with respect to any opportunity to acquire any assets outside of the Properties at any time, or within the Properties after the termination of this Agreement. Unless otherwise agreed in writing, no Participant will have any obligation to mill, beneficiate or otherwise treat any Minerals or any other Participant's share of Minerals in any facility owned or controlled by such Participant.

ARTICLE 2
INTERPRETATION

2.1 Definitions

In this Agreement the following words, phrases and expressions will have the following meanings:

"**Accounting Procedure**" means the procedure attached to this Agreement as Schedule C.

"**Additional Properties**" means any Mineral Rights or Other Rights, or any interest therein, acquired in whole or in part within the Area of Interest and which become part of the Properties, as contemplated in Article 28.

"**Affiliate**" has the meaning attributed to it in the *Ontario Business Corporations Act*, as amended.

"**Agreement**" means this agreement that forms a Joint Venture.

"**Area of Interest**" means within five (5) kilometres of any of the Properties.

"**Assets**" means all tangible and intangible goods, chattels, improvements or other items including, without limiting generality, land, buildings, and equipment.

"**Business Day**" means any day on which banks in Toronto, Ontario or Vancouver, British Columbia are open for business.

"**Chargee**" for the purposes of Section 12.2 has the meaning set out in Section 12.2.

"**Commercial Production**" means the operation of all or part of the Properties as a producing mine, but does not include bulk sampling or milling for the purpose of testing or milling by a pilot plant, and will be deemed to have commenced on the 1st day of the month following the first 15 consecutive days during which Minerals have been produced from a mine at an average rate of not less than 85% of the initial noted capacity if a plant is located on the Properties or if no plant is located on the Properties, the last day of the first period of 15 consecutive days during which ore has been shipped from the Properties on a reasonably regular basis for the purpose of earning revenues, whether to a plant or facility constructed for such a purpose or to a plant or facility already in existence.

"**Completion Date**" means the date determined by the Management Committee on which it is demonstrated to the satisfaction of the Management Committee that the preparing and equipping of a Mine is complete and is the date on which Commercial Production commences.

"**Construction**" means every kind of work carried out during the Construction Period by the Operator in accordance with the Feasibility Report and the Production Notice related thereto, as approved by the Management Committee.

"**Construction Expenditures**" means those Expenditures recorded by the Operator during the Construction Period, including, without limiting generality, the Operator's Fee.

"**Construction Period**" means, unless the Production Notice is subsequently withdrawn, the period beginning on the date a Production Notice is given and ending on the Completion Date.

"**Designated Rights**" has the meaning as set out in Section 1.2.

"**Details**" means the details of this Agreement as set out at the beginning of this Agreement at Page i under the heading "Details".

"**Disposition**" means an assignment, sale, transfer or other disposition of the Participating Interest of a Participant or the Net Smelter Returns Royalty.

"**Excluded Property**" means the area that has been removed from the provisions of this Agreement pursuant to Section 1.2, 28.1 and 28.2

"**Expenditures**" means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator in accordance with this Agreement including without limitation:

(a) in holding the Properties in good standing (including land maintenance costs and any monies expended as required to comply with applicable laws and regulations, such as for the completion and submission of assessment work and filings required in connection therewith), in curing title defects and in acquiring and maintaining surface and other ancillary rights;

(b) in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration and development activities;

(c) in doing geophysical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses to determine the quantity and quality of Minerals, water and other materials or substances;

(d) in the preparation of work programs and the presentation and reporting of data and other the results thereof including any program for the preparation of a feasibility study or other evaluation of the Properties;

(e) for all items in connection with the protection of the environment in relation to the Properties including environmental remediation, rehabilitation, decommissioning and long-term care and monitoring, whether or not a mine reclamation trust fund has been established;

(f) in acquiring facilities, equipment or machinery, or the use thereof, and for all parts, supplies and consumables;

(g) for salaries and wages, including actual labour overhead expenses for employees assigned to exploration and development activities;

(h) travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Properties, including for their food, lodging and other reasonable needs;

(i) payments to contractors or consultants for work done, services rendered or materials supplied;

(j) all taxes levied against or in respect of the Properties, or activities thereon, and the costs of insurance premiums and performance bonds or other security;

(k) all costs incurred in the acquisition of Additional Properties; and

(l) a charge equal to 5% of all costs referred to in clauses (a) to (j) above.

Without limiting the generality of the foregoing, Expenditures are further divided into Construction Expenditures, Exploration Expenditures, Mine Expenditures and Operating Expenditures.

"**Exploration Expenditures**" means those Expenditures recorded by the Operator during the Exploration Period, including, without limiting generality, the Operator's Fee.

"**Exploration Period**" means the period beginning the Operative Date and ending the date a Production Notice is given and Construction Expenditures are fully committed.

"**Feasibility Report**" means a detailed report, in form and substance sufficient for presentation to arm's length institutional lenders considering financing a mine or the Property into Commercial Production, showing the feasibility of placing any part of the Properties into Commercial Production and will include a reasonable assessment of the various categories of ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Properties into Commercial Production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations and including at least the following:

(a) a description of that part of the Properties to be covered by the proposed Mine;

(b) the estimated recoverable reserves of Minerals and the estimated composition and content thereof;

(c) the proposed procedure for development, mining and production;

(d) results of ore amenability treatment tests (if any);

(e) the nature and extent of the facilities proposed to be acquired, which may include mill facilities if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study will also include a preliminary design for such mill;

(f) the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed Mine, including a schedule of timing of such requirements;

(g) all environmental impact studies and costs of implementation;

(h) the period in which it is proposed the proposed Mine will be brought to Commercial Production;

(i) such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including a cost comparison between purchasing or leasing and renting of facilities and equipment required for the operation of the proposed Mine; and

(j) Initial Working Capital or working capital requirements for such longer period as may be reasonably justified in the circumstances.

"**Financial Year**" means a year commencing January 1 and ending the next December **[31]**.

"**FNI**" means First Nickel Inc.

"**FNI Properties**" means the mineral properties as defined in Schedule A.

"**Initial Working Capital**" means the capital requirements for the initial four month operation of the Mine.

"**Joint Venture**" has the meaning attributed to it in Section 1.1.

"**Management Committee**" means the committee established pursuant to Article 4.

"**meeting**" for the purpose of Article 5 has the meaning set out in Section 5.3.

"**Mine**" means the workings established and Assets acquired, including, without limiting generality, development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Properties into Commercial Production in accordance with the Production Notice.

"**Mine Closure Plan**" for the purpose of Article 18 has the meaning set out in Section 18.2.

"**Mine Expenditures**" means Construction Expenditures and Operating Expenditures.

"**Mine Maintenance Plan**" for the purpose of Article 18 has the meaning set out in Section 18.1.

"**Minerals**" means all ores, and concentrates or metals derived therefrom, of precious, base and industrial minerals (including without limitation, diamonds and uranium) and which are found in, on or under the Properties and may lawfully be explored for, mined and sold pursuant to the Mineral Rights and other instruments of title under which any of the Properties is held.

"**Mineral Rights**" means prospecting licences, exploration licences, mining leases, mining licences, mineral concessions and other forms of mineral tenure or other rights to Minerals, or to work upon lands for the purpose of searching for, developing or extracting Minerals under any forms of mineral title recognized under the laws applicable in Ontario or any subdivision thereof, whether contractual, statutory or otherwise, or any interest therein.

"**Mining Operations**" means every kind of work done by the Operator:

(a) on or in respect of the Properties in accordance with a Program or Production Notice or Operating Plan; or

(b) if not provided for in a Program or Production Notice or Operating Plan, unilaterally and in good faith to maintain the Properties in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Management Committee has not given it directions;

including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving,

surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection.

"**National Instrument 43-101**" means National Instrument 43-101 entitled "Standards of Disclosure for Mineral Projects", as issued by the Canadian Securities Administrators, as amended from time to time.

"**Net Smelter Returns**" has the meaning set out in Schedule D.

"**Net Smelter Returns Royalty**" means a royalty based on Net Smelter Returns as set out in Schedule D.

"**Non-Operator's Program**" has the meaning set out in Section 7.13(b).

"**Operating Expenditures**" means those Expenditures recorded by the Operator subsequent to the Completion Date, including, without limiting generality and the Operator's Fee.

"**Operating Plan**" means the annual plan of Mining Operations submitted pursuant to Section 14.2.

"**Operative Date**" means the date this Agreement is executed, being October 31, 2007.

"**Operator**" means the Participant appointed as the Operator in accordance with Article 6.

"**Operator's Fee**" has the meaning set out in Section 11.1.

"**Other Rights**" means any interest in real property, whether freehold, leasehold, license, right of way, easement, any other surface or other right in relation to real property, and any right, licence or permit in relation to the use or diversion of water, but excluding any Mineral Rights.

"**Participant**" means a party that has a Participating Interest.

"**Participating Interest**" means an undivided beneficial percentage interest in the Properties, the Assets and any Mine and in this Agreement.

"**Participant**" or "**Participants**" means the Participants to this Agreement and their respective successors and permitted assigns which become Participants pursuant to this Agreement.

"**PFN**" means Pacific North West Capital Corp.

"**PFN Properties**" means the mineral properties as defined in Schedule B.

"**Prime Rate**" means the per annum rate declared from time to time by the main branch in Toronto, Ontario of the Royal Bank at the rate of interest charged by it to its largest and most creditworthy commercial borrowers for demand Canadian dollar loans over $20,000.

"**Production Notice**" means a notice which is given to each of the Participants pursuant to Section 9.2.

"**Program**" means the work plan and budget of Mining Operations conducted during the Exploration Period and adopted pursuant to Section 7.3.

"**Properties**" means the FNI Properties and the PFN Properties and includes any Additional Property together with any renewal of such Mineral Rights or Other Rights and any other form of successor or substitute title therefor, the Minerals thereon, all information obtained from Mining Operations and those

rights and benefits appurtenant thereto that are acquired for the purpose of conducting Mining Operations, but excluding any Mineral Rights or Other Rights deemed Excluded Property.

"**Proportionate Share**" means that share which is equal to a Participant's Participating Interest.

"**Rate**" means the Prime Rate plus a premium equivalent to an annual rate of 3%, calculated on the first Business Day of each consecutive month and applicable until next calculated.

"**Simple Majority**" means a decision made by the Management Committee by more than 50% of the votes represented and entitled to be cast at a meeting thereof, and

"$" means Canadian dollars, unless otherwise noted.

2.2 References

The words "**Section**", "**herein**" and "**hereunder**" refer to this Agreement. The words "**the Agreement**" or "**this Agreement**" includes every Schedule attached hereto.

2.3 Emphasis

The captions and the emphases of the defined terms have been inserted for convenience and do not define the scope of any provision.

ARTICLE 3
INTERESTS

3.1 Expenditures and Liabilities

Except as otherwise provided herein, the Participants will bear all Expenditures and all liabilities arising under this Agreement and will own the Properties, the Assets and any Mine all in proportion to their respective Participating Interests.

3.2 Participating Interests

On the Operative Date the respective Participating Interests of the Participants will be as follows:

(a) FNI as to 50%; and

(b) PFN as to 50%.

3.3 Deemed Contributions

On the Operative Date, each of FNI and PFN will be deemed to have contributed to the Joint Venture, their respective interests in the FNI Properties and the PFN Properties.

ARTICLE 4
MANAGEMENT COMMITTEE

4.1 Management Committee

A Management Committee will be established on or forthwith after the Operative Date. Except as herein otherwise provided, the Management Committee will make all decisions in respect of Mining Operations. Appointments to the Management Committee shall be made or changed by written notice to the other Participant.

4.2 Members

Each Participant will forthwith appoint two representatives and one alternate representative to the Management Committee. A Participant's alternate representative may act in substitution for either of that Participant's representatives in the case of the absence of such representative.

4.3 Time of Meetings

The Operator will call a Management Committee meeting (in this Article 4, a "**meeting**") at least once every 12 months, and, in any event within 14 days of being requested to do so by any representative. Notwithstanding the above, meetings during the exploration phase will be held as required, during the development and feasibility stage at least quarterly, during the production phase at least quarterly and during the reclamation or rehabilitation phase at least annually, provided that any meetings may be held at such other intervals as determined by the Management Committee.

4.4 Notice and Place of Meetings

The Operator will give notice, specifying the time and place of, and the agenda (including material data to be discussed) for, the meeting to all representatives at least 14 days before the time appointed for the meeting. In the case of an emergency, reasonable notice of a meeting will suffice. The notice of a meeting for approval of a Feasibility Report will be at least 90 days. Unless otherwise agreed to by the Management Committee, all meetings will be held in Toronto, Ontario. Each agenda for a meeting will include the consideration and approval of the minutes of the immediately preceding meeting.

4.5 Meeting via Telephone Conference

In lieu of a meeting, the Management Committee may hold telephone conferences, so long as minutes are prepared in accordance with Section 4.9.

4.6 Waiver of Notice

Notice of a meeting will not be required if representatives of all of the Participants are present and unanimously agree upon the agenda.

4.7 Quorum

A quorum for any meeting will be present if a representative of each of the Participants is present. If a quorum is present at the meeting, the Management Committee will be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder. The Management Committee will not transact any business at a meeting unless a quorum is present at the commencement of the meeting. If

a quorum is not present within 30 minutes following the time appointed for the commencement of the meeting, the meeting will be re-scheduled for the same time of day and at the same place five Business Days later, and the Operator will give the representatives three Business Days notice thereof. A quorum will be deemed to be present at such re-scheduled meeting for all purposes under this Agreement if at least one representative is present, and a Participant or Participants holding not less than 25% in Participating Interest is or are represented. A representative may attend and vote at a meeting by telephone conference call in which each representative may hear, and be heard by, the other representatives.

4.8 Voting

The Management Committee will decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its Participant's Participating Interest percentage. Other than as is expressly set out herein to the contrary, the Management Committee will make decisions by Simple Majority. In the event of a tied vote, either Participant may refer the matter to arbitration as provided in Article 27.

4.9 Secretary and Records

The representative and alternate representative of the Operator will be the chairman and secretary, respectively, of the meeting. The secretary of the meeting will take minutes of that meeting and circulate copies thereof to each Participant within a reasonable time following the termination of the meeting, and in any event no later than the time of delivery of the notice of the next following meeting. The Participants shall have 14 days after receipt to sign and return such minutes or provide written comments on such minutes to the Operator. If a Participant submits timely written comments on meeting minutes, the Management Committee shall seek, for a period not to exceed 14 days, to agree upon such minutes which are acceptable to the Participants. At the end of such period, failing agreement by the Participants on revised minutes, the minutes of the meeting shall be the original minutes as prepared by the Operator, together with the comments of the Participants.

4.10 Consent Resolutions

The Management Committee may make decisions by obtaining the consent in writing of the representatives of all Participants. Any decision so made will be as valid as a decision made at a duly called and held meeting.

4.11 Binding Decisions

Management Committee decisions made in accordance with this Agreement will be binding upon all of the Participants.

4.12 Costs of Representatives

Each Participant will bear the expenses incurred by its representative and alternate representative in attending meetings.

4.13 Additional Rules

The Management Committee may, by agreement of the representatives of all the Participants, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

ARTICLE 5
OPERATOR

5.1 Operator

FNI will be the initial operator of the Joint Venture, however if PFN ever holds greater than a 50% Participating Interest in the Joint Venture, PFN will have the election to become the Operator and upon making such an election, FNI will be deemed to resign as Operator and PFN will become Operator on the date established by the Management Committee.

5.2 Resignation

The Participant acting as Operator may resign as Operator on at least 90 days' notice to all the Participants.

5.3 Removal of Operator

The Management Committee may remove the Participant acting as Operator, effective the date designated by the Management Committee if:

(a) that Participant makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver for all or substantially all of its property, or files a petition in bankruptcy or is adjudicated bankrupt or insolvent; or

(b) a court order is entered without that Participant's consent:

(i) appointing a receiver or trustee for all or substantially all of its property; or

(ii) approving a petition in bankruptcy or for a reorganization pursuant to the applicable bankruptcy legislation or for any other judicial modification or alteration of the rights of creditors; or

(c) the Operator is in default under this Agreement and fails to cure such default, or to commence *bona fide* curative measures, within 30 days of receiving notice of the default from a non-Operator; or

(d) the Operator fails to meet any of its obligations pursuant to Section 6.3.

5.4 Selection of New Operator

If a Participant resigns or is removed as Operator, the other Participant will become the Operator effective the date established by the Management Committee.

5.5 New Operator Liabilities

The new Operator will assume all of the rights, duties, liabilities and status of the previous Operator as provided in this Agreement. The new Operator will have no obligation to hire any employees of the former Operator resulting from this change of Operator.

5.6 Transition to New Operator

Upon ceasing to be Operator, the former Operator will forthwith deliver to the new Operator custody of all Assets, Properties, books, records, and other property both real and personal which it prepared or maintained in its capacity as Operator.

5.7 No New Operator Selected

If the Operator resigns or is removed and no other Participant consents to act as Operator, the Joint Venture will be terminated and the Participant which was the Operator may, if it consents to act, continue to act as Operator to effect the termination and the other Participants will be obligated to fund their respective Proportionate Shares of the Expenditures incurred.

5.8 NI 43-101 Data

The Operator will make available to the Non-Operator all such material and data including interpretive data generated from activities on the Properties as may be required by a Qualified Person as defined in National Instrument 43-101 for the purpose of preparing any reports as may be required by a Non-Operating Participant for disclosure purposes. No Participant will be obligated to disclose proprietary information or techniques.

ARTICLE 6
RIGHTS, DUTIES AND STATUS OF OPERATOR

6.1 Status of Operator

The Operator in its operations hereunder will be deemed to be an independent contractor. The Operator will not act or hold itself out as agent for any of the Participants nor make any commitments on behalf of any of the Participants unless specifically permitted by this Agreement or directed in writing by a Participant.

6.2 General Duties

Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator will perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement. The Operator will manage and carry out Mining Operations substantially in accordance with Programs, Feasibility Reports and Production Notices, Operating Plans, Mine Maintenance Plans and Mine Closure Plans adopted by the Management Committee and in connection therewith will, in advance if reasonably possible, notify the Management Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator will notify the Management Committee so soon thereafter as is reasonably possible.

6.3 Duties and Obligations

The Operator will have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and to incur the Expenditures required for that purpose. In so doing the Operator will:

(a) implement the decisions of the Management Committee;

(b) comply with the provisions of all agreements or instruments of title under which the Properties or Assets are held;

(c) prepare and present to the Management Committee all Programs;

(d) pay all Expenditures properly incurred promptly as and when due and advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement;

(e) keep the Properties and Assets free of all liens and encumbrances (other than those, if any, in effect on the Operative Date, those the creation of which is permitted pursuant to this Agreement, or builder's or mechanic's liens) arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(f) with the approval of the Management Committee prosecute claims and, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(g) subject to Section 19.3, perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Properties in good standing, including, without limiting generality, staking and restaking mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(h) maintain books of account in accordance with the Accounting Procedure, provided that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, will govern if the Operator's accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada;

(i) perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all applicable federal, provincial, Territorial and municipal laws, bylaws, ordinances, rules and regulations and this Agreement;

(j) prepare and deliver the reports provided for in Section 20.2; and

(k) have such additional duties and obligations as the Management Committee may from time to time determine.

6.4 Qualifications of Operator

The Operator will be duly authorized to conduct business in the jurisdiction in which the Properties are located and will hold all necessary licences and authorities as necessary to act in such capacity, including a valid prospectors licence. Any Participant may request the Operator to provide evidence of such authorization, licences and authorities.

6.5 Participants to Keep Operator in Funds

Operator's obligation to manage and carry out Mining Operations approved by the Management Committee or to perform any of its duties or obligations under this Agreement is subject to the other Participant paying its proportionate share of required funds in a timely way according to an approved schedule of advances or within the time limits contemplated in this Agreement for the payment of invoices for Expenditures. If the Operator anticipates that Expenditures to complete any approved Mining Operations will exceed those budgeted, including any contingency amounts, it will give notice to the Management Committee and if the Management Committee, does not approve an increase in the Expenditures budgeted for those Mining Operations, the Operator may suspend any approved Mining Operations upon the funds budgeted therefor having been exhausted.

ARTICLE 7
EXPLORATION PROGRAMS

7.1 Operators Pursuant to Programs

Mining Operations shall be conducted, Expenditures shall be incurred, and Assets shall be acquired only pursuant to Programs approved pursuant to Section 7.3.

7.2 Preparation of Programs

(a) The Operator will prepare draft Programs for consideration by the Management Committee. Each Program will cover a calendar year, however consideration will be given to changing the period of the Program from a calendar year to such other period as may be suitable in the circumstances. The Participants may also agree to conduct more than one program in a calendar year by unanimous consent. The draft Program will contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Exploration Expenditures to be incurred and an estimate of the time when they will be incurred, and will be delivered to each Participant by no later than 60 days prior to the period to which the draft Program relates. Each draft Program will be accompanied by such reports and data as are reasonably necessary for each Participant to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.

(b) The Program for the first year commencing on the Operative Date shall not exceed $150,000 and is set out in Schedule E.

7.3 Approval of Programs

The Management Committee will review the draft Program prepared and, if it deems fit, adopt the Program with such modifications, if any, as the Management Committee deems necessary. The Operator will be entitled to an allowance for an Expenditure overrun of 10% in addition to any budgeted

Exploration Expenditures and any Expenditures so incurred will be deemed to be included in the Program, as adopted. The Operator will forthwith submit the adopted Program to the Participants. Overruns of more than 10% of approved budgets shall be solely for the Operator's account.

7.4 Election to Contribute

Each Participant may, within 30 days of receipt of the Program, give notice to the Operator committing to contribute its Proportionate Share of the Exploration Expenditures for that Program. A Participant which fails to give that notice within the 30-day period will be deemed to have elected not to contribute to that Program.

7.5 Effect of Election Not to Contribute

If any Participant elected not to contribute to a Program, the amounts to be contributed by the Participants who elected to contribute will be increased *pro rata*, subject to the right of any of them to elect, prior to the commencement of the Program, not to contribute more than its Proportionate Share. If one or more Participant so elects to contribute no more than its Proportionate Share and the other Participants do not elect to contribute *pro rata* to the resulting shortfall, the Operator will in good faith revise the Program and Budget such that the technical objectives of the original Program are retained to the extent that is reasonably practicable given the reduced contributions to Expenditures. The Operator will, within 15 days following the end of the 30 day period set out in Section 7.4, deliver to each Participant a copy of the said revised Program which, if the budget contemplates Expenditures of at least 80% of those contemplated in the original adopted Program, will then be deemed for all purposes under this Agreement to be the adopted Program. In such an event, the Operator will proceed with such Program, and the Participating Interests of the Participants will be adjusted in accordance with Section 7.11. If the budget for the revised Program contemplates Expenditures of less than 80% of those contemplated in the original adopted Program, the revised Program will be re-submitted to the Management Committee as a draft Program pursuant to Section 7.2, and the procedure set out in Sections 7.12 7.3, 7.4 and 7.5 will be repeated.

7.6 Invoicing by Operator

The Operator will be entitled to invoice each Participant:

(a) no more frequently than monthly, for its Proportionate Share of Exploration Expenditures incurred and paid by the Operator in carrying out a Program; or

(b) not more than 60 days in advance of requirements, for an advance of that Participant's Proportionate Share of Exploration Expenditures estimated to be incurred and paid by the Operator in carrying out a Program.

Each invoice will be signed by a financial officer of the Operator. Each Participant will pay to the Operator the amount invoiced within 30 days of receipt of the invoice. If a Participant protests the correctness of an invoice it will nevertheless be required to make the payment.

7.7 Effect of Default in Paying Expenditures

If any Participant, after having committed to contribute pursuant to Section 7.4, fails to pay an invoice within the 30 day period referred to in Section 7.6 the Operator may by notice demand payment. If no payment is made within the period of 30 days next succeeding the receipt of the demand notice, that

Participant will be deemed to have forfeited its right to contribute to any further Expenditures under this Agreement and it will be deemed to have elected not to contribute to each Program subsequently conducted and to any Production Notice, and accordingly, will have its Participating Interest reduced in the manner contemplated in Sections 7.11 and 10.2(b).

7.8 Monies Spent Ratably

The Operator will expend all monies advanced by a Participant *pro rata* with the advances of the other Participants. If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant's Proportionate Share of Exploration Expenditures incurred prior to the suspension or premature termination will be refunded within 60 days of the suspension or premature termination. The Operator shall immediately notify the Management Committee of any material departure from an approved Program. Unless approved unanimously by the Management Committee or directly caused by an emergency or unexpected expenditure made pursuant to Section 7.9, the Operator will be exclusively liable for the payment of all Expenditures incurred in excess of 110% of any budgeted Exploration Expenditures and such excess shall not be included in the calculations of the Participating Interests. Program budget overruns of ten percent (10%) or less shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

7.9 Emergency Expenditures

In case of emergency, the Operator may take any action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Operator may also make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control. In the case of an emergency or unexpected expenditure, the Operator shall promptly notify the Participants of the expenditure, and the Operator shall be reimbursed therefor by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditure is incurred.

7.10 Suspension on Premature Termination of Program

Unless otherwise directed by the Management Committee, the Operator may suspend or terminate prematurely any Program when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based. If any Program is altered, suspended or terminated prematurely so that the Exploration Expenditures incurred on that Program as altered, suspended or terminated are less than 80% of the Exploration Expenditures set out in the adopted Program, any Participant which elected not to contribute to that Program will be given notice of the alteration, suspension or termination by the Operator and will be entitled to contribute its Proportionate Share of the Exploration Expenditures incurred on that Program by payment thereof to the Operator within 30 days after receipt of the notice, but will not be entitled to review the results of the Program until it has made full payment. If payment is not made by that Participant within the 30 days aforesaid it will forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee. If payment is made by that Participant within the 30 days as aforesaid, the Operator will distribute the payment to the original Participants *pro rata* according to their respective contributions to the Program, and will deliver to the new Participant copies of all data previously delivered to the other Participants with respect to that Program

7.11 Dilution of Interests

If a Participant elected not to contribute to the Exploration Expenditures of any Program then the Participating Interest of that Participant will be decreased and the Participating Interest of each Participant contributing in excess of its Proportionate Share of the Exploration Expenditures will be increased so that, subject to Section 7.12, at all times during the Exploration Period the Participating Interest of each Participant will be that percentage which is equivalent to its Exploration Expenditures and Prior Exploration Expenditures expressed as a percentage of the Exploration Expenditures and Prior Exploration Expenditures of all Participants. Notwithstanding the foregoing but subject to Section 7.12 hereof, the Participant whose Participating Interest has been reduced (other than a Participant who has forfeited the right to contribute pursuant to Section 7.7) will be entitled to receive details of and to contribute to future Programs to the extent of its then Participating Interest.

7.12 Conversion of Participating Interest to Royalty

If the effect of the application of Section 7.11 is to reduce the Participating Interest of a Participant to less than 10%, then such Participant will be deemed to have assigned and conveyed its Participating Interest to the Participants and will be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, by way of a 1.5% Net Smelter Returns Royalty.

7.13 Failure of Operator to Submit Program

If the Operator fails to submit a draft Program or a revised Program by the date set out in this Agreement, the following will apply:

(a) the Operator will not be entitled to submit a draft Program or revised Program for the subject period;

(b) any Participant, other than the Operator, whose Participating Interest is not less than 20% may, within 15 days following the date by which the Operator's draft Program or revised Program was due, submit a draft Program (the "**Non-Operator's Program**") for the subject period for consideration by the Management Committee;

(c) the Management Committee will review the Non-Operator's Program and, if it deems fit (the Operator not being entitled to vote with respect thereto), adopt the Non-Operator's Program with such modifications, if any, as the Management Committee deems necessary; the adopted Program will then be submitted to the Participants pursuant to Section 7.3;

(d) if the Operator is a Participant and elects to contribute to the Non-Operator's Program, it will remain as the Operator for the duration of the Non-Operator's Program;

(e) if the Operator is a Participant and elects not to contribute to the Non-Operator's Program, it will cease to be the Operator for the duration of the Non-Operator's Program, and the Management Committee will appoint another Participant as Operator (the former Operator not being entitled to vote with respect thereto); and

(f) following the completion of the Non-Operator's Program the former Operator will, subject to the provisions of Section 5.1, automatically become the Operator.

ARTICLE 8
FEASIBILITY REPORT

8.1 Preparation and Delivery of Feasibility Report

At such time, if any, as it deems fit, the Management Committee may approve a Program which contemplates the preparation of a Feasibility Report. The Operator will provide copies of such completed Feasibility Report together with an estimate of the Construction Expenditures necessary to construct a Mine to each of the Participants forthwith upon completion.

8.2 Participants Meet to Discuss Feasibility Report

The Participants will meet at reasonable intervals and times to review the Feasibility Report and discuss whether the establishing and bringing of a Mine into commercial production in conformity with such Feasibility Report is feasible and desirable.

ARTICLE 9
PRODUCTION NOTICE

9.1 Management Committee Consideration of Feasibility Report

The Operator will call a Management Committee meeting to consider a Feasibility Report prepared pursuant to this Agreement for a date no sooner than 120 days after such Feasibility Report was provided to each of the Participants.

9.2 Production Decision

The Management Committee will consider each Feasibility Report prepared pursuant to this Agreement and may approve any Feasibility Report, with such modifications, if any, as it considers necessary or desirable. If a Feasibility Report prepared pursuant to this Agreement is approved as aforesaid the Management Committee will forthwith cause the Operator to give a notice (a "**Production Notice**") to each of the Participants stating that the Management Committee has approved that a Mine be established and brought into production in conformity with the Feasibility Report as so approved and indicating the Construction Expenditures estimate which the Management Committee considers necessary to implement the Production Notice.

ARTICLE 10
ELECTION TO CONTRIBUTE

10.1 Election to Contribute

Each Participant may, within 60 days of the receipt of the Production Notice, give the Operator notice committing to contribute its Proportionate Share of Construction Expenditures. A Participant which fails to give such notice within the 60-day period will be deemed to have elected not to contribute to Construction Expenditures.

10.2 Effect of Election Not to Contribute

If any Participant elects not to contribute to Construction Expenditures that Participant, subject to its rights under Section 10.4, will forfeit the right to contribute to any further Expenditures under this

Agreement, and that Participant which elected to contribute as aforesaid may thereupon elect to increase its contribution to Construction Expenditures, by the amount which the other Participant has declined to contribute. If elections are made so that Construction Expenditures are fully committed:

(a) the Participating Interest of the Participant will be increased and that of the non-Participant will be decreased as Expenditures are incurred so that the Participating Interest of each Participant at all times is that percentage which is equivalent to:

(i) the sum of its Expenditures and deemed Expenditures;

divided by:

(ii) the sum of the total Expenditures and deemed Expenditures of all the Participants;

multiplied by:

(iii) 100;

(it being understood that such dilution calculations shall take place progressively as expenditures are made);

(b) If the effect of the application of Section 10.2(a) is to reduce the Participating Interest of a Participant to less than 10%, then such Participant will be deemed to have assigned and conveyed its Participating Interest to the Participants and will be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, by way of a 1.5% Net Smelter Return Royalty.

10.3 Withdrawal of Production Notice

If, after the operation of Section 10.2, Construction Expenditures are not fully committed the Production Notice will be deemed to be withdrawn, and will not be resubmitted, either in the same or a revised form, for a period of at least six months following such withdrawal.

10.4 Re-Entry of Non-Contributing Participant

If, after the operation of Section 10.2, Construction Expenditures are fully committed, the Participants will diligently proceed with bringing a Mine into production in substantial conformity with the Feasibility Report. If the Participants fail to commence the implementation of the Feasibility Report within 12 months of Construction Expenditures being fully committed, for reasons other than general economic conditions in the mining industry, a Participant which forfeited the right to contribute to Construction Expenditures pursuant to Section 10.2 will have the right, exercisable in the 30 days following the expiration of such 12 month period, to reacquire from the Participant not less than all of its Participating Interest as last held, by paying its Proportionate Share of Construction Expenditures incurred to the end of such 12 month period (together with interest at the Prime Rate plus 3%) to the Participant.

10.5 Obligations to Non-Contributing Participant

During the 12-month period referred to in Section 10.4, neither the Operator nor any Participant will be obliged to provide the non-Participant with the results of any work carried out on the Properties, the Participant's sole obligation during such period being to provide the non-Participant, on the written request of the non-Participant made only once during the said 12 months, with a summary of the nature of the work carried out and the total Expenditures thereof.

ARTICLE 11
OPERATOR'S FEE

11.1 Operator's Fee

The Operator may charge the following sums (the "**Operator's Fee**") in return for its head office overhead functions which are not charged directly:

(i) with respect to Programs, 10% of all Exploration;

(b) with respect to Construction: 1% of all other such Expenditures;

(c) subsequent to the Completion Date: 3.25% of all Operating Expenditures; and

(d) subsequent to the Completion Date, additional Mine expansion: 1% of all costs of such expansion.

ARTICLE 12
MINE FINANCING

12.1 Contributions Separately Provided

The contributions of the Participants toward the Mine Expenditures will be individually and separately provided by them.

12.2 Security for Loans

Any Participant may pledge, mortgage, charge or otherwise encumber its Participating Interest in order to secure moneys borrowed and used by that Participant for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure, by way of floating charge as a part of the general corporate assets of that Participant, moneys borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (in this Section 12.2 called the "**Chargee**") will hold the same subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement. The Agreement between the Participant hereto, as borrower, and the Chargee will contain specific provisions to the same effect as the provisions of this Section.

ARTICLE 13
CONSTRUCTION

13.1 Construction of Mine

Subject to Sections 10.2 and 10.3, the Management Committee will cause the Operator to, and the Operator will, proceed with Construction with all reasonable dispatch after a Production Notice has been given. Construction will be substantially in accordance with the Feasibility Report subject to any variations proposed in the Production Notice, and subject also to the right of the Management Committee to cause such other reasonable variations in Construction to be made as the Management Committee deems necessary and advisable.

ARTICLE 14
OPERATION OF THE MINE

14.1 Operating Year

Commencing on the Completion Date, all Mining Operations will be planned and conducted and all estimates, reports and statements will be prepared and made on the basis of a Financial Year.

14.2 Contents of Operating Plan

With the exception of the year in which the Completion Date occurs, an Operating Plan for each Financial Year will be submitted by the Operator to the Participants not later than July 1 in the Financial Year immediately preceding the Financial Year to which the Operating Plan relates. Each Operating Plan will contain the following:

(a) a description of the proposed Mining Operations;

(b) a detailed estimate of all Mine Expenditures plus a reasonable allowance for contingencies;

(c) an estimate of the quantity and quality of the ore to be mined and the concentrates or metals or other products and by-products to be produced; and

(d) such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

Upon request of any Participant the Operator will meet with that Participant to discuss the Operating Plan and will provide such additional or supplemental information as that Participant may reasonably require with respect thereto.

14.3 Approval and Amendment of Operating Plans

The Management Committee will adopt each Operating Plan, with such changes as it deems necessary, by September 1 in the Financial Year immediately preceding the Financial Year to which the Operating Plan relates; provided, however, that the Management Committee, may from time to time and any time amend any Operating Plan.

14.4 Escrow Fund

The Operator will include in the estimate of Mine Expenditures referred to in Section 14.2(b) hereof the establishment of a trust or escrow fund providing for the reasonably estimated costs of satisfying continuing obligations that may remain after the permanent termination of Mining Operations, in excess of amounts actually expended. Such continuing obligations are or will be incurred as a result of the Joint Venture and will include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Joint Venture which continue or arise after the permanent termination of Mining Operations and the termination of this Agreement and settlement of all accounts. The payment of such continuing obligations will be made on the basis of units of production, and will be in amounts reasonably estimated to provide over the lifetime of proven and probable reserves funds adequate to pay for such reclamation and long term care and monitoring. The Participants will contribute to the trust or escrow fund cash (or provide letters of credit or other forms of security readily convertible to cash in form approved by the Management Committee). The amount contributed from time to time for the satisfaction of such continuing obligations will be classified as Expenditures hereunder but will be segregated into a separate account.

ARTICLE 15
PAYMENT OF MINE EXPENDITURES

15.1 Advances and Invoices of Mine Expenditures and Operator's Lien

The Operator may invoice each Participant, from time to time, for that Participant's Proportionate Share of Construction Expenditures or Operating Expenditures incurred to the date of the invoice, or at the beginning of each month for an advance equal to that Participant's Proportionate Share of the estimated cash disbursements to be made during the month. Each Participant will pay its Proportionate Share of the Construction Expenditures or Operating Expenditures or the estimated cash disbursements aforesaid to the Operator within 30 days after receipt of the invoice. If the payment or advance requested is not so made, the amount of the payment or advance will bear interest calculated monthly not in advance from the 30th day after the date of receipt of the invoice thereof by that Participant at the Rate until paid. The Operator will have a lien on each Participant's Participating Interest in order to secure that payment or advance together with interest which has accrued thereon.

15.2 Enforcement of Operator's Lien

If any Participant fails to pay an invoice contemplated in Section 15.1 within the 30-day period aforesaid, the Operator may, by notice, demand payment. If no payment is made within 30 days of the Operator's demand notice, the Operator may, without limiting its other rights at law, enforce the lien created by Section 15.1 by taking possession of all or any part of that Participant's Participating Interest. The Operator may sell and dispose of the Participating Interest which it has so taken into its possession by:

(a) first offering that Participating Interest to the non-defaulting Participant, for that price which is the fair market value stated in the lower of two appraisals obtained by the Operator from independent, well recognized appraisers competent in the appraisal of mining properties; and

(b) if the Participant has not purchased the Participating Interest, then by selling the Participating Interest at public auction or by private tender (the Participant being entitled

to bid) at a time and on whatever terms the Operator will arrange, having first given notice to the defaulting Participant of the time and place of the sale.

Any sale as contemplated in Section 15.2(b) will be subject to Section 31.5. The proceeds of the sale will be applied by the Operator in payment of the amount due from the defaulting Participant and interest as aforesaid, and the balance remaining, if any, will be paid to the defaulting Participant after deducting reasonable costs of the sale. Any sale or disposal made as aforesaid will be a perpetual bar both at law and in equity by the defaulting Participant and its successors and assigns against all other Participants.

ARTICLE 16
DISTRIBUTION IN KIND

16.1 Taking in Kind

It is expressly intended that, upon implementation of any Production Notice hereunder, the association of the Participants hereto will be limited to the efficient construction of a Mine and production of Minerals from the Properties and that each of the Participants will be entitled to use, dispose of or otherwise deal with its proportionate share of Minerals as it sees fit. Each Participant will take in kind, f.o.b. the Mine, and separately dispose of its proportionate share of Minerals. Any extra costs and expenses incurred by the Operator by reason of the Participants not taking in kind and making separate dispositions as aforesaid, will be paid by each Participant directly in accordance with subsection 16.4.

16.2 Participants Co-Mingling Production

The Operator will give each Participant notice promptly in advance if the deliveries of Minerals are to be other than as contemplated in the Operating Plan. Where two or more Participants intend to co-mingle their share of production and notify the Operator accordingly, the Operator will take reasonable steps to combine the deliveries due to those Participants. The Operator will take reasonable steps to ensure that each Participant receives its share of production concurrently with the other Participants and each Participant's share of production contains Minerals of like quality to that received by each other Participant and, to the extent division on that basis is impractical, a method of making relevant adjustments will be determined by the Participants.

16.3 Receiving Facilities

Each Participant will construct, operate and maintain, all at its own cost and expense, any and all facilities which may be necessary to receive and store and dispose of its proportionate share of Minerals commensurate with the rate produced.

16.4 Product Not Taken

If a Participant has not made the necessary arrangements to take in kind and store its share of production as aforesaid the Operator will, at the sole cost and risk of that Participant, store, in any location where it will not interfere with Mining Operations, the production owned by that Participant. The Operator and the other Participants will be under no responsibility with respect to the Minerals so moved and stored. All Expenditures involved in moving and providing storage will be billed directly to, and be the sole responsibility of, the Participant whose share of production is so stored.

ARTICLE 17
SURRENDER OF INTEREST

17.1 Surrender of Participating Interest

Any Participant not in default hereunder may, at any time upon notice, surrender its entire Participating Interest to the other Participants by giving those Participants notice of surrender. The notice of surrender will:

(a) indicate a date for surrender not less than three months after the date on which the notice is given; and

(b) contain an undertaking that the surrendering Participant will:

(i) satisfy its Proportionate Share, based on its then Participating Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

(ii) if the Operator has not included in Mine Expenditures the costs of continuing obligations as set out in Section 14.4 hereof, pay on the date of surrender its reasonably estimated Proportionate Share, based on the surrendering Participant's then Participating Interest, of the Expenditures of rehabilitating the Mine site and of reclamation based on the Mining Operations completed as at the date of surrender; and

(iii) will hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this Agreement.

17.2 Release

Upon the surrender of its entire Participating Interest as contemplated in Section 17.1 and upon delivery of a release in writing, in form acceptable to counsel for the Operator, releasing the other Participants from all claims and demands hereunder, the surrendering Participant will be relieved of all obligations or liabilities hereunder except for those which arose or accrued or were accruing due on or before the date of the surrender.

17.3 Joining in Surrender

A Participant to whom a notice of surrender has been given as contemplated in Section 17.1 may elect, by notice within 90 days to the Participant which first gave the notice to accept the surrender, in which case Sections 17.1 and 17.2 will apply, or to join in the surrender. If all of the Participants join in the surrender the Joint Venture will be terminated in accordance with Article 18.

ARTICLE 18
TERMINATION OF MINING OPERATIONS

18.1 Mine Maintenance Plan

The Operator may, at any time subsequent to the Completion Date, on at least 30 days' notice to all Participants, recommend that the Management Committee approve that the Mining Operations be suspended. The Operator's recommendation will include a plan and budget (in this Article 18 called the

"**Mine Maintenance Plan**"), in reasonable detail, of the activities to be performed to maintain the Assets and Properties during the period of suspension and the Expenditures to be incurred. The Management Committee may, at any time subsequent to the Completion Date, cause the Operator to suspend Mining Operations in accordance with the Operator's recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary. The Participants will be committed to contribute their Proportionate Share of the Expenditures incurred in connection with the Mine Maintenance Plan. The Management Committee, may cause Mining Operations to be resumed at any time.

18.2 Mine Closure Plan

The Operator may, at any time following a period of at least 90 days during which Mining Operations have been suspended, upon at least 30 days' notice to all Participants, or in the events described in Section 18.1, recommend that the Management Committee approve the permanent termination of Mining Operations. The Operator's recommendation will include a plan and budget (in this Article 18 called the "**Mine Closure Plan**"), in reasonable detail, of the activities to be performed to close the Mine and reclaim and rehabilitate the Properties, as required by applicable law, regulation or contract by reason of this Agreement. The Management Committee may approve the Operator's recommendation with such changes to the Mine Closure Plan as the Management Committee deems necessary.

18.3 Implementation of Mine Closure Plan

If the Management Committee approves the Operator's recommendation as aforesaid, it will cause the Operator to:

(a) implement the Mine Closure Plan, whereupon the Participants will be committed to pay, in proportion to their respective Participating Interests, such Expenditures as may be required to implement that Mine Closure Plan;

(b) remove, sell and dispose of such Assets as may reasonably be removed and disposed of profitably and such other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c) sell, abandon or otherwise dispose of the Assets and the Properties.

The disposal price for the Assets and the Properties will be the best price reasonably obtainable and the net revenues, if any, from the removal and sale will be credited to the Participants in proportion to their respective Participating Interests.

18.4 If Mine Closure Plan Not Approved

If the Management Committee does not approve the Operator's recommendation contemplated in Section 18.2, the Operator will maintain Mining Operations in accordance with the Mine Maintenance Plan as pursuant to Section 18.1.

ARTICLE 19
THE PROPERTY

19.1 Title Held in Trust

Title to the Properties will be held in the name each of the Participants in trust for the other Participant in proportion to their respective Participating Interests as adjusted from time to time. Each of the Participants shall provide the Operator with a limited power of attorney to facilitate the filing of assessment work by the Operator. In the event that title must be held by the Operator in order to file assessment work, then title to the Properties will be held in the name of the Operator in trust for the Participants in proportion to their respective Participating Interests as adjusted from time to time. Each of the Participants will have the right to receive, forthwith upon making demand therefor from the Operator, such documents as it may reasonably require to confirm its Participating Interest.

19.2 Rewording of Agreement

This Agreement, or a memorandum of this Agreement, will, upon the written request of any Participant, be recorded in the office of any governmental agency so requested, in order to give notice to third Participants of the respective interests of the Participants in the Properties and this Agreement. Each Participant hereby covenants and agrees with the requesting Participant to execute such documents as may be necessary to perfect such recording.

19.3 Partial Abandonment

The Operator will be entitled, at any time and from time to time to surrender all or any part of the Properties or to permit the same to lapse, but only upon first either obtaining the unanimous consent of the Management Committee, or giving 60 days' notice of its intention to do so to the other Participants. In this latter event, the Participants, other than the Operator, will be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, *pro rata* in accordance with their respective Participating Interests, a conveyance of that portion of the Properties intended for surrender or lapse, together with copies of any plans, assay maps, diamond drill records and factual engineering data in the Operator's possession and relevant thereto. Any part of the Properties so acquired will cease to be subject to this Agreement.

ARTICLE 20
INFORMATION AND DATA

20.1 Access to Property and Data

At all times during the subsistence of this Agreement the duly authorized representatives of each Participant will, at its and their sole risk and expense and at reasonable intervals and times, have access to the Properties and to all technical records and other factual engineering data and information relating to the Properties which is in the possession of the Operator.

20.2 Reporting by Operator

During the Exploration Period while Programs are being carried out, the Operator will furnish the Participants with monthly progress reports, including raw and interpretive data, and with a final report within 60 days following the conclusion of each Program. All sample results from the relevant laboratories or facilities pertaining to the Properties will be reported to both Participants at the same time.

The final report will show the Mining Operations performed and the results obtained and will be accompanied by a statement of Expenditures and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data. During the Construction Period and during the implementation of an Operating Plan the Operator will provide monthly progress reports to the Participants, which report will include information on any changes or developments affecting the Mine that the Operator considers are material.

20.3 Confidentiality

All information and data concerning or derived from the Mining Operations will be kept confidential and, except to the extent required by law or by regulation of any Securities Commission or Stock Exchange, will not be disclosed to any person other than an Affiliate without the prior consent of all the Participants, which consent will not unreasonably be withheld. The requirement to maintain confidentiality will expire two years after the later of termination of this Agreement or termination of Mining Operations.

20.4 Disclosure for Financing

Disclosure may be made to third Participants and their advisers for the purpose of financing provided such third Participants and their advisers remain bound by these confidentiality provisions.

20.5 News Releases

The text of any news releases, other public statements or proposed public disclosure which a Participant intends to make with respect to the Properties or this Agreement will be made available to the other Participants at least two (2) Business Days prior to release, to the proposed recipient, of such release, statement or disclosure. The other Participants will have one (1) Business Day to review and comment thereon, which comments will be considered in good faith and the release, statement or disclosure amended accordingly, as reasonable.

ARTICLE 21
LIABILITY OF THE OPERATOR

21.1 Indemnification of Operator

Subject to Section 21.2, each Participant will indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents. The Operator shall not be in default of its duties under this Agreement, if its inability to perform results from the failure of the non-operating Participant to perform acts or to contribute amounts required of it by this Agreement

21.2 Exclusion from Indemnification

Notwithstanding Section 21.1, the Operator will not be indemnified nor held harmless by any of the Participants for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or wilful misconduct of the Operator or its officers, employees or agents.

21.3 Deeming of No Negligence

An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a) at the direction of, or with the concurrence of, the Management Committee; or

(b) unilaterally and in good faith by the Operator to protect life or property,

will be deemed not to be negligence or wilful misconduct.

21.4 Indemnity Proportionate to Participating Interest

The obligation of each Participant to indemnify and save the Operator harmless pursuant to Section 21.1 will be in proportion to its Participating Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

21.5 No Consequential Damages

The Operator will not be liable to any other Participant nor will any Participant be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

ARTICLE 22
INSURANCE

22.1 Joint Venture Insurance

Commencing on the Operative Date, the Management Committee will cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the Participants together with such other insurance as any Participant may by notice reasonably request. The Operator will, upon receiving the policy of insurance, forthwith provide a copy to the other Participant.

22.2 Participant's Independent Insurance

Subsection 22.1 will not preclude any Participant from placing, for its own account, insurance for greater or other coverage than that placed by the Operator. In such instance, upon receiving the policy of insurance, each Participant shall forthwith provide a copy to the Operator.

ARTICLE 23
RELATIONSHIP OF PARTICIPANTS

23.1 Tenants in Common

The rights, duties, obligations and liabilities of the Participants will be several and not joint nor joint and several, it being the express purpose and intention of the Participants that their respective Participating Interests will be held as tenants in common.

23.2 No Partnership

Nothing herein contained will be construed as creating a partnership of any kind or as imposing upon any Participant any partnership duty, obligation or liability to any other Participant hereto. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein.

23.3 No Holding Out

No Participant will, except when required by this Agreement or by any law, bylaw, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other Participant for any purpose related to the Properties or this Agreement.

ARTICLE 24
PARTITION

24.1 Waiver of Right to Partition

Each of the Participants hereto waives, during the term of this Agreement, any right to partition of the Properties or the Assets or any part thereof and no Participant will seek to be entitled to partition of the Properties or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

ARTICLE 25
TAXATION

25.1 Tax Benefits

All Expenditures incurred hereunder will be for the account of the Participant or Participants making or incurring the same, if more than one then in proportion to their respective Participating Interests, and each Participant on whose behalf any Expenditures have been incurred will be entitled to claim all tax benefits, write-offs, and deductions with respect thereto.

ARTICLE 26
FORCE MAJEURE

26.1 Events

Notwithstanding any other provisions contained herein, a Participant will not be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances; laws, rules and regulations or orders of any duly constituted court or governmental authority; government intervention with operations; war; non-availability of materials or transportation; unfavourable economic events; or protests, demonstrations or other events causing work stoppages by environmental lobbyists or aboriginal peoples' groups (in this Article, each an "**Intervening Event**").

26.2 Effect of Intervening Events

All time limits imposed by this Agreement (other than for the payment of monies) will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Section 26.1.

26.3 Obligation to Remove Intervening Events

A Participant relying on the provisions of this Article 26 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Participant to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

26.4 Giving Notice

A Participant relying on the provisions of this Article 26 will give notice to the other Participants forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.

26.5 Tenure Obligations During Force Majeure

The extension of time for the observance of conditions or performance of obligations as a result of force majeure will not relieve the Operator from its obligations to keep the Properties in good standing.

ARTICLE 27
DISPUTE RESOLUTION

27.1 Single Arbitrator

Except as provided for herein, any matter in dispute hereunder will be determined by a single arbitrator to be appointed by the Participant, requesting the arbitration.

27.2 Notice of Arbitration

Any Participant may refer any such matter to arbitration by notice to the other Participant together with particulars of the matter in dispute and the name of the desired arbitrator and 21 days after providing such notice, the Participant that gave such notice may proceed with the arbitration under this Article. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

27.3 Selection of Arbitrator and Conduct

Within 15 days of the notice referred to in Section 27.2, the Participant that received such notice will either consent to the single arbitrator named in such notice, which will then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other Participant will fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first

arbitrator, the first arbitrator will be the only arbitrator. If the two arbitrator appointed by the Participants will be unable to agree on the appointment of the chairman, the chairman will be appointed under the provisions of the *Arbitration Act* of Ontario. Except as specifically otherwise provided in this Section, the arbitration herein provided for will be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Toronto, Ontario, for the purpose of hearing the evidence and representations of the Participants, and he will preside over the arbitration and determine all questions of procedure not provided for under such Act or this Section. After hearing any evidence and representations that the Participants may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce the same to writing, and deliver one copy thereof to each of the Participants. The expense of the arbitration will be paid as specified in the award.

ARTICLE 28
AREA OF INTEREST

28.1 Area of Interest – PFN

During the tenure of the Agreement and two years following its termination, PFN and each of its Affiliates will not acquire any Mineral Rights (or an interest therein) or Other Rights (or an interest therein) located wholly or in part within the Area of Interest (in this Article the "**Acquired Interest**") that are prospective for, or related to, **Ni, Cu, Co, Pt, and Pd,** unless acquired in accordance with this Section 28.1. If PFN or any of its Affiliates acquires an Acquired Interest, it must provide notice to FNI as to whether such Acquired Interest is prospective for, or related to, **Ni, Cu, Co, Pt, and Pd,** and if so, FNI will have the election whether to include such Acquired Interest in the Properties, and if so, such Acquired Interest will be deemed Additional Property. If such Acquired Interest is not prospective for, or related to, **Ni, Cu, Co, Pt, and Pd,** or FNI does not want to include such Acquired Interest as part of the Properties, PFN and any of its Affiliates will be free to develop or otherwise deal with such Acquired Interest for their own account, and such Acquired Interest will be deemed Excluded Property and not subject to this Agreement.

28.2 Area of Interest – FNI

During the tenure of the Agreement and two years following its termination, FNI and any of its Affiliates will not acquire any Mineral Rights (or an interest therein) or Other Rights (or an interest therein) located wholly or in part within the Area of Interest (in this Article the "**Acquired Interest**") that are prospective for, or related to, **Ni, Cu, Co, Pt, and Pd,** unless acquired in accordance with this Section 28.2. If FNI or any of its Affiliates acquires an Acquired Interest, it must provide notice to PFN as to whether such Acquired Interest is prospective for, or related to, **Ni, Cu, Co, Pt, and Pd,** and if so, PFN will have the election whether to include such Acquired Interest in the Properties, and if so, such Acquired Interest will be deemed Additional Property. If such Acquired Interest is not prospective for, or related to, **Ni, Cu, Co, Pt, and Pd,** or PFN does not want to include such Acquired Interest as part of the Properties, FNI and any of its Affiliates will be free to develop or otherwise deal with such Acquired Interest for their own account, and such Acquired Interest will be deemed Excluded Property and not subject to this Agreement. .

ARTICLE 29
NOTICE

29.1 Notice

All invoices, notices, consents and demands under this Agreement will be in writing and may be delivered personally, transmitted by fax (with transmission confirmed in writing), or may be forwarded by first class prepaid registered mail as follows:

Notices to FNI will be given to the following address and fax number:

FIRST NICKEL INC .
206 - 120 Front Street E.,
Toronto, Ontario, M5A 4L9

Facsimile: 416-362-9050
Attention: The President

Notices to PFN will be given to the following address and fax number:

PACIFIC NORTH WEST CAPITAL CORP.
2303 West 41st Avenue
Vancouver, B.C., V6M 2A3

Facsimile: 604-685-8045
Attention: The President

or to such addresses as each Participant may from time to time specify by notice. Any notice will be deemed to have been given and received:

(a) if personally delivered, then on the day of personal service to the recipient party, provided that if such date is a day other than a Business Day such notice will be deemed to have been given and received on the first Business Day following the date of personal service;

(b) if by pre-paid registered mail, then the first Business Day, after the expiration of five (5) days following the date of mailing; or

(c) if sent by facsimile transmission and successfully transmitted prior to 4:00 pm on a Business Day where the recipient is located, then on that Business Day, and if transmitted after 4:00 pm then on the first Business Day following the date of transmission.

ARTICLE 30
WAIVER

30.1 Waiver

No waiver of any breach of this Agreement will be binding unless evidenced in writing executed by the Participant against whom charged. Any waiver will extend only to the particular breach so waived and will not limit any rights with respect to any future breach.

ARTICLE 31
GENERAL

31.1 Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire agreement between the Participants hereto with respect to the subject matter hereof.

31.2 Amendments in Writing

An amendment or variation of this Agreement will only be binding upon a Participant if evidenced in writing executed by that Participant.

31.3 Term

Unless earlier terminated by agreement of all Participants having an Participating Interest, the Joint Venture and this Agreement will remain in full force and effect. Termination of this Agreement will not, however, relieve any Participant from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

31.4 Time of the Essence

Time will be of the essence in the performance of this Agreement.

31.5 Assignment

Subject to Section 31.6, a Participant may at any time make a Disposition provided:

(a) it is in respect to all or a percentage of its Participating Interest; and

(b) the purchaser delivers a written agreement in form and context satisfactory to the other Participant, agreeing to be bound by the terms and conditions of this Agreement,

however, a Participant is prohibited from assigning, selling, transferring or otherwise disposing of any interest in a portion of the Properties or Assets to a third Participant without the consent of the other Participant.

31.6 Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Participants hereto and their respective successors and permitted assigns.

31.7 Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the Province of Ontario.

31.8 Jurisdiction of Courts

Except where matters are expressed herein to be subject to arbitration, the courts of the Province of Ontario will have exclusive jurisdiction to hear and determine all matters relating to this Agreement.

Nothing contained in this Section is intended to affect the rights of a Participant to enforce a judgement or award outside of Ontario.

31.9 Deemed Execution

The Participants are deemed to have executed this Agreement on the Operative Date.

IN WITNESS WHEREOF, the parties hereto have executed this Joint Venture Agreement.

FIRST NICKEL INC.

By:

Name:Paul Davis
Title:V.P. Exploration

PACIFIC NORTH WEST CAPITAL CORP.

By:

Name:
Title:

Nothing contained in this Section is intended to affect the rights of a Participant to enforce a judgement or award outside of Ontario.

31.9 Deemed Execution

The Participants are deemed to have executed this Agreement on the Operative Date.

IN WITNESS WHEREOF, the parties hereto have executed this Joint Venture Agreement.

FIRST NICKEL INC.

By:

Name:Paul Davis
Title:V.P. Exploration

PACIFIC NORTH WEST CAPITAL CORP.

By:

Name: Harry Barr
Title: President

SCHEDULE A
FNI PROPERTIES

Township	Mining Claim No.	Recording Date	Claim Due Date	Size (units)	Percent Option
Raglan	4224000	26/06/2007	26/06/2009	12	100%
Raglan	4224001	26/06/2007	26/06/2009	4	100%
Raglan	4224002	26/06/2007	26/06/2009	4	100%
Raglan	4224003	26/06/2007	26/06/2009	2	100%
Raglan	4224004	26/06/2007	26/06/2009	3	100%
Raglan	4224005	26/06/2007	26/06/2009	12	100%
Raglan	4224006	26/06/2007	26/06/2009	12	100%
Raglan	4224007	26/06/2007	26/06/2009	12	100%
Raglan	4224008	26/06/2007	26/06/2009	8	100%
Raglan	4224009	26/06/2007	26/06/2009	6	100%
Raglan	4224010	26/06/2007	26/06/2009	6	100%
Raglan	4224014	26/06/2007	26/06/2009	4	100%
Raglan	4224015	26/06/2007	26/06/2009	1	100%
Carlow	4224011	26/06/2007	26/06/2009	11	100%
Mayo	4224012	26/06/2007	26/06/2009	11	100%
				108 units	

SCHEDULE B
PFN PROPERTIES

Township	Mining Claim No.	Recording Date	Claim Due Date	Size (units)	Percent Option
Raglan	4206120	07/06/2006	07/06/2008	12	100%
Raglan	4209520	07/06/2006	07/06/2008	6	100%
Raglan	4209521	07/06/2006	07/06/2008	12	100%
Raglan	4209522	07/06/2006	07/06/2008	10	100%
Raglan	4209523	07/06/2006	07/06/2008	12	100%
Raglan	4209524	07/06/2006	07/06/2008	12	100%
				64 units	

SCHEDULE C
ACCOUNTING PROCEDURE

ARTICLE 1
INTERPRETATION

1.1 Terms defined in the Agreement will, subject to any contrary intention, have the same meanings herein. In this Schedule the following words, phrases and expressions will have the following meanings:

(a) "**Agreement**" means the Agreement to which this Accounting Procedure is attached as Schedule C;

(b) "**Count**" means a physical inventory count;

(c) "**Employee**" means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full-time or part-time basis;

(d) "**Employee Benefits**" means the Operator's cost of holiday, vacation, sickness, disability benefits, field allowances, amounts paid to and the Operator's costs of established plans for employee's group life insurance, hospitalization, pension, retirement and other customary plans maintained for the benefit of Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator's cost experience;

(e) "**Field Offices**" means the necessary sub-office or sub-offices in each place where a Program or Construction is being conducted or a Mine is being operated;

(f) "**Government Contributions**" means the cost or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be;

(g) "**Joint Account**" means the books of account maintained by the Operator to record all assets, liabilities, costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations;

(h) "**Material**" means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Management Committee, for use in the Mining Operations and, without limiting the generality, more particularly "**Controllable Material**" means such Material which is ordinarily classified as Controllable Material, as that classification is determined or approved by the Management Committee, and controlled in mining operations;

(i) "**Personnel**" means those management, supervisory, administrative, clerical or other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Office in question;

(j) "**Reasonable Expenses**" means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the

Operator's usual expense account practice, as accepted by the Management Committee; including without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Management Committee; and

(k) "**Supervision Offices**" means the Operator's offices or department within the Operator's offices from which the Mining Operations are generally supervised.

ARTICLE 2
STATEMENTS AND BILLINGS

2.1 The Operator will, by invoice, charge each Participant with its Proportionate Share of Exploration Expenditures and Mine Expenditures in the manner provided in Article 7 and Article 15 of the Agreement respectively.

2.2 The Operator will deliver, with each invoice rendered for Expenditures incurred a statement indicating:

(a) all charges or credits to the Joint Account relating to Controllable Material; and

(b) all other charges and credits to the Joint Account summarized by appropriate classification indicative of the nature of the charges and credits.

2.3 The Operator will deliver with each invoice for an advance of Expenditures a statement indicating:

(a) the estimated Exploration Expenditures or, in the case of Mine Expenditures the estimated cash disbursements, to be made during the next succeeding month;

(b) the addition thereto or subtraction therefrom, as the case may be, made in respect of Exploration Expenditures or Mine Expenditures actually having been incurred in an amount greater or lesser than the advance which was made by each Participant for the penultimate month preceding the month of the invoice; and

(c) the advances made by each Participant to date and the Exploration Expenditures or Mine Expenditures incurred to the end of the penultimate month preceding the month of the invoice.

ARTICLE 3
DIRECT CHARGES

3.1 The Operator will charge the Joint Account with the following items:

(a) Contractor's Charges:

(i) All costs directly relating to the Mining Operations incurred under contracts entered into by the Operator with third Participants.

(b) Labour Charges:

(i) the salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the Employee;

(ii) the Reasonable Expenses of the Employees; and

(iii) Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect to their salaries and wages.

(c) Office Maintenance:

(i) the cost or a *pro rata* portion of the costs, as the case may be, of maintaining and operating the Field Offices and the Supervision Offices. The basis for charging the Joint Account for such maintenance costs will be as follows:

(A) the expense of maintaining and operating Field Offices, less any revenue therefrom; and

(B) that portion of maintaining and operating the Supervision Offices which is equal to:

(1) the anticipated total operating expenses of the Supervision Offices

divided by:

(2) (the anticipated total staff man days for the Employees whether in connection with the Mining Operations or not;

multiplied by:

(3) the actual total time spent on the Mining Operations by the Employee expressed in man days;

(ii) without limiting generality, the anticipated total operating expenses of the Supervision Offices will include:

(A) the salaries and wages of the Operator's Personnel which have been directly charged to the Supervision Offices;

(B) the Reasonable Expense of the Personnel; and

(C) Employee Benefits; and

(iii) the Operator will make an adjustment in respect of the Office Maintenance cost forthwith after the end of each Operating Year upon having determined the actual operating expenses and actual total staff man days referred to in Section 3.1(c)(i)(B) of this Schedule C.

(d) Material:

Material purchased or furnished by the Operator for use on the Properties as provided under Article 4 of this Schedule C.

(e) Transportation Charges:

The cost of transporting Employees and Material necessary for the Mining Operations.

(f) Service Charges:

(i) The cost of services and utilities procured from outside sources other than services covered by Section 3.1(h) of this Schedule C. The cost of consultant services will not be charged to the Joint Account unless the retaining of the consultant is approved in advance by the Management Committee; and

(ii) use and service of equipment and facilities furnished by the Operator as provided in Section 4.4 of this Schedule C.

(g) Damages and Losses to Joint Properties:

(i) All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause. If the damage or loss is estimated by the Operator to exceed $10,000, the Operator will furnish each Participant with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses will be credited to the Joint Account.

(h) Legal Expense:

(i) All costs of handling, investigating and settling litigation or recovering the Assets, including, without limiting generality, attorney's fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims; provided, however, that, unless otherwise approved in advance by the Management Committee, no charge will be made for the services of the Operator's legal staff or the fees and expenses of outside solicitors.

(i) Taxes:

(i) All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Properties, the Mining

Operations thereon, or the production therefrom, which have been paid by the Operator for the benefit of the Participants.

(j) Insurance:

(i) Net premiums paid for:

(A) such policies of insurance on or in connection with Mining Operations as may be required to be carried by law; and

(B) such other policies of insurance as the Operator may carry for the protection of the Participants in accordance with the Agreement; and

the applicable deductibles in event of an insured loss.

(k) Rentals:

(i) Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequence of the Mining Operations.

(l) Permits:

(i) Permit costs, fees and other similar charges which are assessed by various governmental agencies.

(m) Other Expenditures:

(i) Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this Section 3.1 of this Schedule C as are incurred with the approval of the Management Committee for Mining Operations or as may be contemplated in the Agreement.

ARTICLE 4
PURCHASE OF MATERIAL

4.1 Subject to Section 4.4 of this Schedule C the Operator will purchase all Materials and procure all services required in the Mining Operations.

4.2 Materials purchased and services procured by the Operator directly for the Mining Operations will be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

4.3 Any Participant may sell Material or services required in the Mining Operations to the Operator for such price and upon such terms and conditions as the Management Committee may approve.

4.4 Notwithstanding the foregoing provisions of Article 4 of this Schedule C, the Operator, after having obtained the prior approval of the Management Committee, will be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

ARTICLE 5
DISPOSAL OF MATERIAL

5.1 The Operator, with the approval of the Management Committee may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Operations for the best price and upon the most favourable terms and conditions available.

5.2 Any Participant may purchase from the Operator any Material which may from time to time become surplus to the foreseeable need of the Mining Operations for such price and upon such terms and conditions as the Management Committee may approve.

5.3 Upon termination of the Agreement, the Management Committee may approve the division of any Material held by the Operator at that date, which Material may be taken by the Participants in kind or be taken by a Participant in lieu of a portion of its Proportionate Share of the net revenues received from the disposal of the Assets and Properties. If the division to a Participant be in lieu, it will be for such price and on such terms and conditions as the Management Committee may approve.

5.4 The net revenues received from the sale of any Material to third Participants or to a Participant will be credited to the Joint Account.

ARTICLE 6
INVENTORIES

6.1 The Operator will maintain records of Material in reasonable detail and records of Controllable Material in detail.

6.2 The Operator will perform Counts from time to time at reasonable intervals, and in any event at the end of each calendar year. The independent external auditor of the Operator will be given reasonable notice of each Count, and will be given the opportunity to attend the Count.

6.3 Forthwith after performing a Count, the Operator will reconcile the inventory with the Joint Account. The Operator will not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

ARTICLE 7
ADJUSTMENTS

7.1 Payment of any invoice by a Participant will not prejudice the right of that Participant to protest the correctness of the statement supporting the payment; provided, however, that all invoices and statements presented to each Participant by the Operator during any Financial Year conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the Financial Year to which the invoice or statement relates, unless within that 12-month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

7.2 The Operator will not adjust any invoice or statement in favour of itself after the expiration of 12 months following the end of the Financial Year to which the invoice or statement relates.

7.3 Notwithstanding Sections 7.1 and 7.2 of this Schedule C, the Operator may make adjustments to an invoice or statement which arise out of a Count of Material or Assets within 60 days of the completion of the Count.

7.4 A Participant will be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that Participant with its opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period referred to in Section 7.1 of this Schedule C has been prepared in accordance with this Agreement.

7.5 The time for giving the audit opinion contemplated in Section 7.4 of this Schedule C will not extend the time for the taking of exception to and making claims on the Operator for adjustment as provided in Section 7.1 of this Schedule C.

7.6 The cost of the auditor's opinion referred to in Section 7.4 of this Schedule C will be solely for the account of the Participant requesting the auditor's opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost will be solely for the account of the Operator.

7.7 Upon not less than 10 Business Days' notice to the Operator, and no more frequently than twice during the currency of each Operating Plan, a Participant will be entitled to inspect the Joint Account , at the location(s) where such records are normally kept. All costs incurred in carrying out such inspection will be borne by the Participant. All disagreements or discrepancies identified by the Participant will be referred to the independent external auditor for final resolution.

* * *

SCHEDULE D
NET SMELTER RETURNS ROYALTY

1. Net Smelter Returns Royalty

The Net Smelter Returns Royalty payable to a Participant who becomes entitled to a Net Smelter Returns Royalty pursuant to Section 7.12 or Section 10.2(b) of the Agreement (a "**Payee**") will be paid by the remaining Participant (the "**Payor**") in accordance with the terms of this Schedule D.

2. Calculation of Net Smelter Return Royalty

The Net Smelter Revenue will be calculated on a calendar quarterly basis and will be equal to Gross Revenue (as hereinafter defined) less Permissible Deductions (as hereinafter defined) for such calendar quarter.

3. Interpretation

In addition to the defined terms set out in the Agreement, the following terms will have the following meanings in this Schedule D:

(a) "**Gross Revenue**" means the aggregate of the following amounts (without duplication) accruing in each calendar quarterly period following commencement of Commercial Production:

(i) the revenue received by the Payor from arm's length purchasers of all Mineral Products;

(ii) the fair market value of all Mineral Products sold by the Payor in such period to persons not dealing at arm's length with the Payor; and

(iii) any proceeds of insurance on Mineral Products;

(b) "**Mineral Products**" means all ores, concentrates, minerals and refined or semi-refined products excluding diamonds and diamond products, produced from the Properties;

(c) "**Permissible Deductions**" means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are incurred with respect to the Properties in each calendar quarterly period:

(i) sales charges levied by any sales agent on the sale of Mineral Products;

(ii) transportation costs for Mineral Products from the Properties to the place of beneficiation, processing or treatment and thence to the place of delivery of Mineral Products to a purchaser thereof, including shipping, freight, handling and forwarding expenses;

(iii) all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with refinement or beneficiation of Mineral

Products after leaving the Properties, including all smelter and refinery charges and all weighing, sampling, assaying, representation and storage costs, metal losses and umpire chares, and any penalties charged by the processor, refinery or smelter, and

(iv) all insurance costs on Mineral Products and any government royalties, third Participant royalties, production taxes, severance taxes and sales and other taxes levied on Mineral Products or on the production value thereof (other than income taxes of the Payor).

4. Additional Permitted Deductions

For greater certainty, and without limiting the generality of the foregoing, all charges deducted by an arm's length purchaser of ores or concentrates whether for smelting, treatment, handling, refining, storage or any other operation on or service relating to the Mineral Products that occurs after the point of sale will be considered to be legitimate deductions in arriving at the Net Smelter Returns Royalty amount.

5. Calculation and Payment

The Net Smelter Returns Royalty will be calculated and paid within 60 days after the end of each calendar quarter. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment's derivation (the "**Statement**") must be submitted with the payment.

6. Provisional Payments

In the event that final amounts required for the calculation of the Net Smelter Returns Royalty are not available within the time period referred to in Section 5 of this Schedule D, then provisional amounts will be estimated and the Net Smelter Returns Royalty paid on the basis of this provisional calculation. Positive or negative adjustments will be made to the Net Smelter Returns Royalty payment of the succeeding calendar quarter.

7. Segregation of Project Area

The determination of the Net Smelter Returns Royalty is based on the premise that Commercial Production will occur solely on the Properties. If other properties are incorporated into a single mining project and diamonds, precious stones, metals, ores, concentrates or other mineral resources pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom will be negotiated by the Operator on behalf of the Participants, with reference to practices used in mining operations that are of a similar nature. The Operator will be entitled to retain independent mining consultants as it considers necessary and the Operator's decision will be final and binding on all Participants, unless the Operator has a material interest in the other properties.

8. Audit

Any Participant may request an audit of the sales and related financial records maintained by the Operator be conducted to verify the calculation of the Net Smelter Returns Royalty for a particular calendar quarter. The audit will be conducted by an independent auditor acceptable to the Participants and the Operator. The Participant requesting such audit will bear the full cost and expense of the audit unless it is determined that the Net Smelter Returns Royalty calculated by the Operator understated the actual amount due by more than ten percent (10%), in which case the Operator will pay all costs and

expenses of the audit. The Operator will forthwith pay any deficiency to the Participants and the Participants will forthwith repay any overpayment to the Operator.

9. Arbitration

Any dispute arising out of or related to any report, payment, calculation or audit in respect of the Net Smelter Returns Royalty will be resolved solely by Arbitration. No error in accounting or in the interpretation of the Agreement will be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement.

10. Survival on Transfer

Subject to Section 31.5, any Participant may assign the Net Smelter Returns Royalty, provided the assignee agrees in writing to be bound by the Agreement as if a Participant thereto. The Net Smelter Returns Royalty will go with the Properties and survive any sale or transfer of title thereof, including such as may occur as a result of any corporate reorganization of the Payor.

* * *

SCHEDULE E
FIRST YEAR PROGRAM


N
Block 1
0
2.5
5
ki ometers
NAD 83 Zone 18

Block 1: Projected location map and line location for proposed airborne survey.

<table>
<tr><td>Project Area</td><td colspan="3">Northeast of Bancroft, Ontario</td></tr>
<tr><td>Survey System</td><td colspan="3">AeroTEM II with Gamma Ray Spectrometer</td></tr>
<tr><td>Aeroquest Representative</td><td colspan="3">Cherie Federau</td></tr>
<tr><td>Client Representative</td><td colspan="3">Paul Davis</td></tr>
<tr><td>Line Spacing</td><td colspan="3">100 m</td></tr>
<tr><td>Flight Line Azimuth</td><td colspan="3">Block 1: 160° (NW-SE)</td></tr>
<tr><td>Datum & Projection</td><td colspan="3">NAD 83 UTM Zone 18</td></tr>
<tr><td>Final Deliverables - Scale</td><td colspan="3">1:20,000</td></tr>
<tr><td>Maps</td><td colspan="3">- Coloured total magnetic field incl. flight path & EM anomaly picks
- Plan profiles of up to 10 Z-axis EM channels & EM anomaly picks
- Coloured early time Z-axis & EM anomaly picks
- 2 maps of radiometric data chosen in consultation with the CLIENT from the following list (TC, K, U, TH, U/TH, U/K, TH/K)</td></tr>
<tr><td>Reports</td><td colspan="3">Two final reports</td></tr>
<tr><td>Area</td><td>Start Date (approx.)</td><td>Mobilization Point</td><td>Size (line kms)</td></tr>
<tr><td>Property 1</td><td>November 2007</td><td>Mississauga</td><td>1,758</td></tr>
<tr><td colspan="2">TOTAL</td><td colspan="2">1,758</td></tr>
<tr><td colspan="2">Approximate Survey Size</td><td colspan="2">1,758</td></tr>
<tr><td>Billing</td><td colspan="3">Invoices will be based on the actual line kilometres flown and accepted, and will not exceed 105% of the Approximate Survey Size without the prior consent of the Client.</td></tr>
</table>

PROJECT NAME:	Raglan Project	JOB NUMBER:	For office use only
SURVEY AREA:	Northeast of Bancroft	SYSTEM TYPE:	AEROTEM II & SPEC
PROVINCE/COUNTRY:	Ontario	SYSTEM NAME:	For office use only

CONTACT INFORMATION:		SURVEY DETAILS:	
AEROQUEST:	Aeroquest Limited	LINE KMS:	1,758
	7687 Bath Road	TARGET START:	Nov 07
	Mississauga, ON CANADA, L4T 3T1		
CONTACT:	Cherie Federau	CURRENCY:	$ Cdn
TITLE:	Senior Sales Associate	SURVEY RATE:	$100/ line km
OFFICE TEL:	905.672.9129 ext 227	STANDBY RATE:	$3,500
OFFICE FAX:	905.672.7083	MOBILIZATION:	$4,607
MOBILE:	905.699.2900		
CLIENT:	First Nickel Inc	FUEL:	Aeroquest
	120 Front Street East	POSITIONING:	Aeroquest
	Suite 206	FOOD & ACC:	Aeroquest
	Toronto, Ontario		
	M5A 4L9	BILLINGS:	*(incl. GST)*
CONTACT:	Paul Davis	DEPOSIT:	$58,590
TITLE:	Vice President Exploration	MOBILIZATION:	$4,607
OFFICE TEL:	*D/t*416-362-7050	INTERIM BILLINGS	*$121,326*
OFFICE FAX:	416-362-9050	EST. FINAL BILLING:	$19,991
Email:	pdavis@firstnickel.com	*Please make cheques payable to "__Aeroquest Limited__"*	

EST. TOTAL CONTRACT VALUE (EXCL. STAND-BY CHARGES): $204,514